Exhibit 99.1

QTS REPORTS FIRST QUARTER 2014 OPERATING RESULTS

OVERLAND PARK, Kan. – April 29, 2014 – QTS Realty Trust, Inc. (“QTS,” the “Company” or the “Successor”) (NYSE: QTS) today announced operating results for the first quarter ended March 31, 2014. The Company completed its initial public offering on October 15, 2013, pursuant to which the Company became the general partner of QualityTech, LP (the “Predecessor”). The following financial data for the three months ended March 31, 2014 is that of the Company. The financial data for the three months ended December 31, 2013 includes financial data on a combined basis for both the Company and its Predecessor and the financial data for the three months ended March 31, 2013 is that of the Predecessor.

First Quarter Highlights

•	Reported Operating FFO of $17.3 million in the first quarter of 2014, an increase of 102% compared to the first quarter of 2013. Operating FFO for the first quarter of 2014 on a fully diluted per share basis was $0.47 per share.

•	Reported Adjusted EBITDA of $21.6 million in the first quarter of 2014, an increase of 29% compared to the first quarter of 2013.

•	Total revenues of $48.9 million recognized in the first quarter 2014, an increase of 18% compared to the first quarter 2013. Monthly Recurring Revenue (“MRR”) as of March 31, 2014 increased by 19% to $14.6 million compared to MRR as of March 31, 2013.

•	During the first quarter of 2014 the Company executed new and modified leases aggregating to a net increase of $10.5 million in incremental annualized rent, net of downgrades.

•	Reported NOI of $31.5 million in the first quarter of 2014, an increase of 21% compared to the first quarter of 2013.

“I’m pleased to report that QTS has entered 2014 in a very strong position and I am proud of our team’s performance during the first quarter,” said Chad Williams, QTS’ Chairman and Chief Executive Officer. “We continue to grow our business through our fully integrated technology services platform which allows us to deliver differentiated value through our 3C product offering in our mega data center sites. All of this is powered by our people who consistently provide premium customer service and market-leading security and compliance. Our momentum can be seen in our first quarter performance, as well as in our record net incremental leasing activity which is the second highest in QTS’ history.”

Williams added, “As of March 31, 2014, QTS’ booked-not-billed balance was a record $29.9 million of annualized rent, providing visibility to QTS’ future growth and momentum.”

Financial Results

Net income recognized in the first quarter of 2014 was $5.3 million ($0.14 per basic and diluted share) compared to a net loss recognized in the first quarter of 2013 of $2.1 million. QTS generated Operating FFO of $17.3 million in the first quarter of 2014, an increase of approximately 102% compared to $8.5 million for the first quarter of 2013. Additionally, QTS generated $21.6 million of Adjusted EBITDA in the first quarter of 2014,

1 QTS Q1 Earnings 2014	Contact: IR@qtsdatacenters.com

an increase of 29% compared to $16.8 million for the first quarter of 2013. MRR as of March 31, 2014 was $14.6 million, an increase of 19% compared to MRR as of March 31, 2013 of $12.2 million, with total revenues increasing by 18% to $48.9 million for the first quarter 2014 compared to $41.5 million for the first quarter 2013.

Leasing Activity

During the first quarter of 2014, QTS entered into customer leases representing approximately $0.9 million of incremental MRR, net of downgrades, (and representing approximately $10.5 million of incremental annualized rent) at a weighted average rental rate of $1,195 per square foot. Although incremental MRR, net of downgrades, for the first quarter of 2014 was in line with the trailing four quarter average of $0.9 million of MRR, it represents the second highest quarter in the Company’s history and at a much higher average rate per square foot in comparison to the trailing four quarter average which was driven by a larger proportion of C2 (Colocation) and C3 (Cloud and Managed Services) space sold in the first quarter of 2014 compared to the four quarter average.

During the first quarter of 2014, QTS renewed leases with a total annualized rent of $5.0 million at an average rent per square foot of $770, which was 8.9% higher than the annualized rent prior to their respective renewals. The Company defines renewals as leases which the customer retains the same amount of space before and after renewal, which facilitates rate comparability. As summarized in more detail in our supplemental information, there is variability in our renewal rates and although this was a solid quarter, renewal rates are expected to continue to increase in the low single digits on average. Rental churn (which is the MRR impact from a customer completely departing the platform in a given period compared to the total MRR at the beginning of the period) for the first quarter of 2014 was 1.4%.

During the first quarter of 2014, QTS commenced customer leases (which includes new customers and also existing customers that renewed their lease term) representing approximately $1.0 million of MRR (and representing approximately $12.2 million of annualized rent) at $558 per square foot. This compares to customer leases representing an aggregate trailing four quarter average of approximately $1.8 million of MRR (representing approximately $21.0 million of annualized rent) at $360 per square foot. The difference in these commencements on a per square foot basis is largely due to the timing and magnitude of C1 lease commencements relative to C2/C3 lease commencements. A more detailed analysis of this activity is set forth in the Company’s supplemental information.

As of March 31, 2014, the booked-not-billed MRR balance (which represents customer leases that have been executed, but for which lease payments have not commenced as of March 31, 2014) was approximately $2.5 million, or $29.9 million of annualized rent. Of this booked-not-billed balance, approximately $0.6 million of MRR was attributable to new customers and approximately $1.9 million of MRR was attributable to existing customers. The booked-not-billed balance is expected to contribute an incremental $9.6 million to revenue in 2014 (representing $15.5 million in annualized revenues), an incremental $3.6 million in 2015 (representing $8.8 million in annualized revenues), and an incremental $5.6 million in annualized revenues thereafter.

Development and Redevelopment Activity

During the first quarter of 2014, the Company brought online approximately 50,000 net rentable square feet (“NRSF”) of raised floor at an aggregate cost of approximately $15 million at the Atlanta-Metro facility. In addition, during the first quarter of 2014 the Company continued redevelopment of the Dallas-Fort Worth, Atlanta – Metro, Richmond, Atlanta – Suwanee and Sacramento facilities. Space related to these redevelopment projects is expected to be ready for its intended use in the second and third quarters of 2014.

2 QTS Q1 Earnings 2014	Contact: IR@qtsdatacenters.com

Balance Sheet and Liquidity

As of March 31, 2014, QTS’s total debt balance was $405.5 million (or 4.7x first quarter annualized Adjusted EBITDA) and its liquidity was approximately $320 million, consisting of approximately $312 million of available capacity on its credit facilities and approximately $8 million of cash available on its balance sheet. In February 2014, the Company expanded the capacity of its unsecured credit facility by $50 million, increasing the total revolving credit facility capacity to $400 million.

Non-GAAP Financial Measures

This release includes certain non-GAAP financial measures that management believes are helpful in understanding the Company’s business, as further described in below.

Conference Call Details

The Company will host a conference call April 30, 2014, at 10:00 a.m., Eastern time (9:00 a.m. Central time) to discuss its financial results, current business trends and market conditions.

The dial-in number for the conference call is (877) 883-0383 (U.S.) or (412) 902-6506 (International). The participant entry number is 1291474# and callers are asked to dial in ten minutes prior to start time. A link to the live broadcast, earnings presentation and the replay will be available on the Company’s website (www.qtsdatacenters.com) under the Investors tab. - See more at: http://investors.qualitytech.com/upcoming-webcasts

About QTS

QTS Realty Trust, Inc. (NYSE:QTS) is a leading owner, developer and operator of state-of-the-art, carrier-neutral, multi-tenant data centers. The Company’s data centers are facilities that house the network and computer equipment of multiple customers and provide access to a range of communications carriers. The Company has a fully integrated platform through which it owns and operates its data centers and provides a broad range of information technology infrastructure solutions. The Company believes that it owns and operates one of the largest portfolios of multi-tenant data centers in the United States, as measured by gross square footage, and has the capacity to more than double its leased raised floor square footage without constructing any new buildings. The Company’s portfolio is currently leased to over 800 customers comprised of companies of all sizes representing an array of industries

QTS Investor Relations Contact

Jeff Berson – Chief Investment Officer

William Schafer – Chief Financial Officer

ir@qtsdatacenters.com

3 QTS Q1 Earnings 2014	Contact: IR@qtsdatacenters.com

Forward Looking Statements

Some of the statements contained in this release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In particular, statements pertaining to the Company’s capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, all of the statements regarding anticipated growth in funds from operations and anticipated market conditions are forward-looking statements. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this release reflect the Company’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement. The Company does not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: adverse economic or real estate developments in the Company’s markets or the technology industry; national and local economic conditions; difficulties in identifying properties to acquire and completing acquisitions; the Company’s failure to successfully develop, redevelop and operate acquired properties and operations; significant increases in construction and development costs; the increasingly competitive environment in which the Company operates; defaults on or non-renewal of leases by customers; increased interest rates and operating costs, including increased energy costs; financing risks, including the Company’s failure to obtain necessary outside financing; decreased rental rates or increased vacancy rates; dependence on third parties to provide Internet, telecommunications and network connectivity to the Company’s data centers; the Company’s failure to qualify and maintain its qualification as a real estate investment trust; environmental uncertainties and risks related to natural disasters; financial market fluctuations; and changes in real estate and zoning laws and increases in real property tax rates.

While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

4 QTS Q1 Earnings 2014	Contact: IR@qtsdatacenters.com

Combined Consolidated Balance Sheets

(in thousands)

The following financial data as of March 31, 2014 and December 31, 2013 is that of the Company.

	March 31, 2014	December 31, 2013
ASSETS
Real Estate Assets
Land	$30,601	$30,601
Buildings and improvements	743,101	728,230
Less: Accumulated depreciation	(147,336)	(137,725)

	626,366	621,106

Construction in progress	182,699	146,904

Real Estate Assets, net	809,065	768,010

Cash and cash equivalents	7,928	5,210
Rents and other receivables, net	11,497	14,434
Acquired intangibles, net	4,413	5,396
Deferred costs, net (1)	19,157	19,150
Prepaid expenses	4,804	1,797
Other assets, net (2)	20,157	17,359

TOTAL ASSETS	$877,021	$831,356

LIABILITIES
Mortgage notes payable	$88,294	$88,839
Unsecured credit facility	314,500	256,500
Capital lease obligations	2,728	2,538
Accounts payable and accrued liabilities	53,737	63,204
Dividends payable	10,832	8,965
Advance rents, security deposits and other liabilities	3,331	3,261
Deferred income	8,105	7,892
Derivative liability	320	453

TOTAL LIABILITIES	481,847	431,652

EQUITY
Common stock, $0.01 par value, 450,133,000 shares authorized, 29,016,774 and 28,972,774 shares issued and outstanding as of March 31, 2014 and December 31, 2013, respectively	290	289
Additional paid-in capital	319,551	318,834
Accumulated other comprehensive loss	(252)	(357)
Accumulated deficit	(8,016)	(3,799)

Total stockholders’ equity	311,573	314,967
Noncontrolling interests	83,601	84,737

TOTAL EQUITY	395,174	399,704

TOTAL LIABILITIES AND EQUITY	$877,021	$831,356

(1)	As of March 31, 2014 and December 31, 2013, deferred costs, net included $7.1 million and $7.3 million of deferred financing costs, respectively, and $12.1 million and $11.9 million of deferred leasing costs, respectively.
(2)	As of March 31, 2014 and December 31, 2013, other assets, net primarily included $17.3 million and $14.2 million of corporate fixed assets, respectively, primarily relating to construction of corporate offices, leasehold improvements and corporate software related assets.

5 QTS Q1 Earnings 2014	Contact: IR@qtsdatacenters.com

Combined Consolidated Statements of Operations and Comprehensive Income (Loss)

(in thousands)

The following financial data for the three months ended March 31, 2014 is that of the Company. The financial data for the three months ended December 31, 2013 includes financial data on a combined basis for both the Company and its Predecessor and the financial data for the three months ended March 31, 2013 is that of its Predecessor.

	Three Months Ended (unaudited)
	March 31,	December 31,	March 31,
	2014	2013(1)	2013
Revenues:
Rental	$40,579	$39,122	$33,806
Recoveries from customers	3,691	3,173	2,866
Cloud and managed services	4,231	4,703	4,110
Other (2)	442	431	716

Total revenues	48,943	47,429	41,498

Operating expenses:
Property operating costs	16,223	15,820	14,408
Real estate taxes and insurance	1,218	1,188	1,113
Depreciation and amortization	13,247	13,161	10,815
General and administrative (3)	10,778	9,848	9,594
Transaction costs (4)	64	66	—

Total operating expenses	41,530	40,083	35,930

Operating income	7,413	7,346	5,568

Other income and expense:
Interest income	8	1	6
Interest expense	(2,065)	(2,747)	(6,550)
Other income (expense), net (5)	—	(153)	(1,098)

Income (loss) before taxes	5,356	4,447	(2,074)
Tax expense of taxable REIT subsidiaries	(28)	—	—

Net income (loss)	5,328	4,447	(2,074)
Net income attributable to noncontrolling interests (6)	(1,130)	(848)	—

Net income (loss) attributable to QTS Realty Trust, Inc	4,198	3,599	(2,074)
Unrealized gain on swap (7)	105	74	72

Comprehensive income (loss)	$4,303	$3,673	$(2,002)

(1)	For the reconciliation of the financial data of the Company and the Predecessor for the three month period ended December 31, 2013, see the Company’s earnings release filed as Exhibit 99.1 to the Form 8-K filed with the Securities and Exchange Commission on February 19, 2014.
(2)	Other revenue -Includes straight line rent and sales of scrap metals and other unused materials.
(3)	General and administrative expenses – Includes personnel costs, sales and marketing costs, professional fees, travel fees, and other corporate general and administrative expenses. General and administrative expenses were 22.0%, 20.8%, and 23.1% of total revenues for the three month periods ended March 31, 2014, December 31, 2013, and March 31, 2013, respectively.
(4)	Transaction costs – For the three months ended March 31, 2014, we incurred $0.1 million in costs related to the examination of potential acquisitions. There were no such costs incurred for the three months ended March 31, 2013.
(5)	Other income (expense), net – Generally includes write offs of unamortized deferred financing costs associated with the early extinguishment of certain debt instruments.
(6)	Noncontrolling interest – Concurrently with the completion of the initial public offering, QTS Realty Trust, Inc. consummated a series of transactions pursuant to which QTS became the sole general partner and majority owner of QualityTech, LP, which then became its operating partnership. Certain prior owners of QualityTech, LP retained 21.2% of ownership in the operating partnership.
(7)	Unrealized gain on swap – For derivative instruments that are accounted for as hedges, or for the effective portions of qualifying hedges, the change in fair value is recorded as unrealized gains (losses) on swap and is included in other comprehensive income (loss).

Center markets

6 QTS Q1 Earnings 2014	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income (Loss) to FFO, Operating FFO & Adjusted Operating FFO

(in thousands)

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of property, real estate related depreciation and amortization and similar adjustments for unconsolidated partnerships and joint ventures. The Company generally calculates Operating FFO as FFO excluding certain non-recurring and primarily non-cash charges and gains and losses that management believes are not indicative of the results of the Company’s operating real estate portfolio. The Company believes that Operating FFO provides investors with another financial measure that may facilitate comparisons of operating performance and liquidity between periods and, to the extent other REITs calculate Operating FFO on a comparable basis, between the Company and these other REITs. The Company calculates Adjusted Operating FFO by adding or subtracting from Operating FFO items such as: maintenance capital investment, paid leasing commissions, amortization of deferred financing costs, non- real estate depreciation, straight line rent adjustments, and non-cash compensation.

A reconciliation of net income (loss) to FFO, Operating FFO and Adjusted Operating FFO is presented below:

	Three Months Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
FFO
Net income (loss)	$5,328	$4,447	$(2,074)
Real estate depreciation and amortizaton	11,864	11,766	9,507

FFO	17,192	16,213	7,433

Write off of unamortized deferred finance costs	—	153	1,098
Transaction costs	64	66	—

Operating FFO*	17,256	16,432	8,531

Maintenance Capex	(73)	(298)	(759)
Leasing Commissions paid	(2,249)	(2,407)	(1,970)
Amortization of deferred financing costs	582	582	912
Non real estate depreciation and amortizaton	1,382	1,395	1,308
Straight line rent revenue	(152)	(149)	(114)
Straight line rent expense	75	82	77
Equity-based compensation expense	911	655	375

Adjusted Operating FFO*	$17,732	$16,292	$8,360

*	The Company’s calculations of Operating FFO and Adjusted Operating FFO may not be comparable to Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition.

7 QTS Q1 Earnings 2014	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income (Loss) to EBITDA and Adjusted EBITDA

(in thousands)

The Company calculates EBITDA as net income (loss) excluding interest expense and interest income, provision for income taxes (including income taxes applicable to sale of assets) and depreciation and amortization. The Company believes that EBITDA is another metric that is often utilized to evaluate and compare the Company’s ongoing operating results and also, in part, to assess the value of the Company’s operating portfolio. In addition to EBITDA, the Company calculates an adjusted measure of EBITDA, which the Company refers to as Adjusted EBITDA, as EBITDA excluding write off of unamortized deferred financing costs, gain on extinguishment of debt, transaction costs, equity-based compensation expense, restructuring charge, gain on legal settlement and gain on sale of real estate. The Company believes that Adjusted EBITDA provides investors with another financial measure that can facilitate comparisons of operating performance between periods and between REITs.

A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA is presented below:

	Three Months Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
EBITDA and Adjusted EBITDA
Net income (loss)	$5,328	$4,447	$(2,074)
Interest expense	2,065	2,747	6,550
Interest income	(8)	(1)	(6)
Tax expense of taxable REIT subsidiaries	28	—	—
Depreciation and amortization	13,247	13,161	10,815

EBITDA	20,660	20,354	15,285

Write off of unamortized deferred finance costs	—	153	1,098
Equity-based compensation expense	911	655	375
Transaction costs	64	66	—

Adjusted EBITDA	$21,635	$21,228	$16,758

8 QTS Q1 Earnings 2014	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income (Loss) to Net Operating Income (NOI)

(in thousands)

The Company calculates net operating income, or NOI, as net income (loss), excluding: interest expense, interest income, depreciation and amortization, write off of unamortized deferred financing costs, gain on extinguishment of debt, transaction costs, gain on legal settlement, gain on sale of real estate, restructuring charge and general and administrative expenses. The Company believes that NOI is another metric that is often utilized to evaluate returns on operating real estate from period to period and also, in part, to assess the value of the operating real estate. A reconciliation of net income (loss) to NOI is presented below:

	Three Months Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
Net Operating Income (NOI)
Net income (loss)	$5,328	$4,447	$(2,074)
Interest expense	2,065	2,747	6,550
Interest income	(8)	(1)	(6)
Depreciation and amortization	13,247	13,161	10,815
Write off of unamortized deferred finance costs	—	153	1,098
Tax expense of taxable REIT subsidiaries	28	—	—
Transaction costs	64	66	—
General and administrative expenses	10,778	9,848	9,594

NOI	$31,502	$30,421	$25,977

Breakdown of NOI by facility:
Atlanta-Metro data center	$14,402	$13,654	$12,184
Atlanta-Suwanee data center	8,174	8,210	6,784
Santa Clara data center	2,730	2,640	2,747
Richmond data center	3,047	2,780	2,267
Sacramento data center	2,324	2,061	1,924
Other data centers	825	1,076	71

NOI	$31,502	$30,421	$25,977

9 QTS Q1 Earnings 2014	Contact: IR@qtsdatacenters.com

Reconciliations of Total Revenues to Recognized MRR in the period and MRR at period end

(in thousands)

The Company calculates MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from its C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases (which represent customer leases that have been executed but for which lease payments have not commenced) as of a particular date, unless otherwise specifically noted. The Company calculates recognized MRR as the recurring revenue recognized during a given period, which includes revenue from its C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. Management uses MRR and recognized MRR as supplemental performance measures because they provide useful measures of increases in contractual revenue from customer leases. A reconciliation of total revenues to recognized MRR in the period and MRR at period-end is presented below:

	Three Months Ended
	March 31,	December 31,	March 31,
	2014	2013	2013
Recognized MRR in the period
Total period revenues (GAAP basis)	$48,943	$47,429	$41,498
Less: Total period recoveries	(3,691)	(3,173)	(2,866)
Total period deferred setup fees	(1,219)	(1,228)	(1,062)
Total period other	(878)	(1,147)	(1,233)

Recognized MRR in the period	43,155	41,881	36,337

MRR at period end
Total period revenues (GAAP basis)	$48,943	$47,429	$41,498
Less: Total revenues excluding last month	(32,551)	(31,212)	(27,301)

Total revenues for last month of period	16,392	16,217	14,197
Less: Last month recoveries	(1,136)	(1,240)	(1,035)
Last month deferred setup fees	(410)	(370)	(366)
Last month other	(272)	(469)	(576)

MRR at period end	$14,574	$14,138	$12,220

10 QTS Q1 Earnings 2014	Contact: IR@qtsdatacenters.com